Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2015, with respect to the financial statements and supplemental schedules of the Tenneco 401(k) Retirement Savings Plan on Form 11-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statement of Tenneco Inc. on Form S-8 (File No. 333-33442 and 333‑58056).

/s/ Grant Thornton LLP

Chicago, Illinois
June 29, 2015